Exhibit 10.3
FIRST AMENDMENT TO THE
PHH CORPORATION
AMENDED AND RESTATED
2005 EQUITY AND INCENTIVE PLAN
     WHEREAS, PHH Corporation, a corporation duly organized and existing under the laws of the State of Maryland (the “Company”), maintains the PHH Corporation Amended and Restated 2005 Equity and Incentive Plan (as amended through June 17, 2009) (the “2005 EIP”); and
     WHEREAS, Section 8(d)(ii) of the 2005 EIP gives the Board of Directors of the Company (the “Board”) the power to amend the 2005 EIP; and
     WHEREAS, the Board has approved the following amendment to the 2005 EIP effective as of August 18, 2010, to provide flexibility to the Board in determining the portion of non-employee director fees and stipends that will be paid in the form of restricted stock units under the 2005 EIP.
     NOW, THEREFORE, the 2005 EIP is amended effective as of August 18, 2010, by deleting the sixth sentence of the existing Section 6(b)(iv)(D) and substituting therefor the following:
“The number of RSUs to be credited to each Non-Employee Director’s account as of each Fee Payment Date shall be calculated by dividing (1) the amount of annual retainer fee and committee stipends payable to such Non-Employee Director on such Fee Payment Date in the form of RSUs, as determined by the Committee or the Board from time to time, by (2) the Fair Market Value of a share of Stock on such date. Any change during a calendar year in the percentage or dollar amount of annual retainer fee or committee stipends payable in the form of RSUs shall only be applied to compensation for services performed in the calendar years following the date of such change; provided, however, that, notwithstanding the foregoing, such change may, in the event of any increase in such fees or stipends, be applied prospectively to any such increase payable during the remainder of the calendar year of such change (with the old percentage or dollar amount, as applicable, applying to the fees and stipends that otherwise would have been paid absent such increase) in order to comply with Section 409A of the Code and the regulations promulgated pursuant thereto.”
     Except as set forth herein, the 2005 EIP shall remain in full force and effect as prior to this First Amendment.